Exhibit 99.1

Oragenics Announces Completion of $13 Million Private Placement Financing and

Conversion of $2.5 Million Secured Indebtedness

TAMPA, Fla. (August 2, 2012)—Oragenics, Inc. (OTCBB:ORNI) (the “Company”) announced that it has completed its previously announced private placement in connection with that certain Stock Purchase Agreement dated July 30, 2012 (the “Private Placement”). The Company sold an aggregate of 8,666,665 shares of Company common stock to accredited investors at $1.50 per share for an aggregate purchase price of approximately $13 million. New investors constituted a majority of the participating investors in the Private Placement and our Chairman of the Board, Dr. Frederick W. Telling, also participated. In conjunction with the Private Placement, the Company’s outstanding secured notes payable of $2.5 million to the Koski Family Limited Partnership (“KFLP”) were converted into shares of Oragenics’ common stock at the same price per share as paid by the investors in the Private Placement financing which eliminates all the long-term debt of the Company .

“We are delighted to have such strong support from our new investors, including healthcare-focused institutional investors, who share our vision for the potential of the lantibiotics field and our oral care probiotics products,” stated Dr. John Bonfiglio, Chief Executive Officer. “This financing provides us with a strong cash position going forward and allows us to advance our novel lantibiotics program through our Exclusive Channel Collaboration with Intrexon Corporation, as well as expand the sales and marketing of our commercial Evora® and ProBiora3® probiotic product lines. We believe that we are well-positioned to achieve significant milestones related to both initiatives.”

“The success of this financing speaks strongly about our future prospects and will enable us to accelerate our progress towards becoming a world leader in probiotics for oral health for humans and pets and in novel antibiotics against infectious disease, as well as to enhance the long-term growth of the company and value for shareholders,” added Dr. Telling, Chairman of the Board.

In addition to the Lantibiotic program, the Company plans to continue to grow and focus on its probiotic business through expansion internationally and domestically. It will also address its pipeline of potential products through partnering. These potential products include the SMaRT program in early clinical development that could eventually eliminate dental caries and LPT3, a novel natural weight-loss program that recently completed a successful weight-loss clinical trial.

The common stock sold in the Private Placement transaction has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and was issued and sold in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Accordingly, the securities issued in the Private Placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

Pursuant to the terms of a Registration Rights Agreement entered into with the investors in the Private Placement, the Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock sold in the Private Placement. Any offering of Oragenics’ shares of common stock under the resale registration statement referred to will be made only by means of a prospectus. In connection with the Private Placement, the Company’s two largest shareholders, the KFLP and Intrexon each waived their piggyback registration rights in connection with any registration statement filed pursuant to the Registration Rights Agreement with the investors in the Private Placement. Intrexon also waived its equity purchase participation right.

Griffin Securities, Inc. served as the Company’s exclusive financial advisor and placement agent for the offering. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Company’s securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

Additional details regarding the Private Placement can be found in the Company’s Current Report on Form 8-K filed August 2, 2012.

About Oragenics, Inc.

Oragenics, Inc. is focused on becoming the world leader in probiotics for oral health for humans and pets and in novel antibiotics against infectious disease. Oragenics, Inc. develops, markets and sells proprietary probiotics specifically designed to enhance oral health for humans and pets, under the brand names Evora® and ProBiora® in over 13 countries worldwide. Oragenics has established an exclusive worldwide channel collaboration for lantibiotics, a novel class of broad spectrum antibiotics, with Intrexon Corporation, a synthetic biology company. For more information, visit www.oragenics.com.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

For more information visit www.oragenics.com.

For more information regarding Oragenics, contact:

Corporate Contact: Michael Sullivan Chief Financial Officer Oragenics, Inc 3000 Bayport Drive, Suite 685 Tampa, Fl 33607 Tel: 813-286-7900 x246 Direct: 813-786-6431 msullivan@oragenics.com	Investor Contact: Robert Giordano President LaunchPad IR 880 Third Avenue, 6th Floor New York NY 10022 Tel: 1-800-625-2236 x7770 Direct: 917-327-3938 rgiordanonyc@gmail.com